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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 1998

          GOLDEN STATE PETROLEUM TRANSPORT CORPORATION
     (Exact name of registrant as specified in its charter)


         Delaware                333-26227         133927016
  (State of other juris-     (Commission File    (IRS Employer
 diction of incorporation)        Number)     Identification No.)


  c/o Frontline Ltd., 101 Front Street, Hamilton, Bermuda HM GX
             (Address of principal executive office)

Registrants telephone number, including area code: (441) 295 6935


    c/o Cambridge Fund Management L.L.C., 535 Madison Avenue,
              19th Floor, New York, New York  10022
 (Former name or former address, if changed since last report.)



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         Item 1. Change in Control of Registrant

         Golden State Holdings I, Ltd., an Isle of Man company
("GSH") is the owner of all of the issued and outstanding shares of the issuer, Golden State Petroleum Transport Corporation.

         On April 21, 1998 all of the issued and outstanding shares of GSH (as well as all of the issued and outstanding shares of certain other companies) were sold by Cambridge Petroleum Transport Corporation, a Cayman Islands company ("CPTC") to Independent Tankers Corporation, a Cayman Islands company ("ITC"). On the same date, all of the issued and outstanding shares of ITC were sold to Frontline Ltd., a Bermuda company ("Frontline"). Frontline paid to CPTC, Merrimac Shipping Limited, a Liberian corporation and Cambridge Holdings L.L.C., a Delaware limited liability company (together, the "Initial Sellers"), a total of approximately US$9.5 million for the purchase of all of the issued and outstanding shares of ITC.
Each of the Initial Sellers agreed to cause the directors and officers of ITC to resign following the purchase by Frontline.

         Pursuant to a share purchase agreement dated
November 30, 1998 (the "Share Purchase Agreement"), Frontline has sold, effective as of July 1, 1998, all of the issued and outstanding shares of ITC to Hemen Holding Limited, a Cyprus company ("Hemen"). Hemen is the principal shareholder of Frontline and is indirectly controlled by Mr. John Fredriksen. Hemen paid Frontline the same consideration as Frontline paid the Initial Sellers for all of the issued and outstanding shares of ITC. Hemen has given Frontline a 5-year call option to buy back the shares of ITC, and as security for its obligations pursuant to the option agreement, Hemen has pledged the shares to Frontline. Frontline and Hemen have no agreement in respect of the directors of ITC and it is expected that the present directors will remain in their current positions. The Share Purchase Agreement provides that Frontline and Hemen will, in January 1999, enter into an agreement pursuant to which Frontline will act as manager of ITC for Hemen.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 GOLDEN STATE PETROLEUM TRANSPORT
                                   CORPORATION


Date  December 29, 1998          /s/  Kate Blankenship
                                 Kate Blankenship
                                 Secretary/Director


02089007.AA2